Exhibit 10.8

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) dated as of April 22, 2015, is by and between Gelesis, Inc., a Delaware corporation (“Employer”), and Yishai Zohar (“Employee”).

RECITALS:

A. Employer and Employee are parties to an Employment Agreement dated as of November 1, 2011, as amended February 3, 2015 (the “Prior Agreement”) and, pursuant to Section 10 of the Prior Agreement, wish to amend and restate such Prior Agreement, effective upon closing of a firmly underwritten public offering registered under the Securities Act of 1933, as amended (the date of such closing being the “Effective Date” of this Agreement).

B. Employee is willing to continue to serve as the Chief Executive Officer (“CEO”) of Employer, and Employer desires to continue to retain Employee in such capacity, after the Effective Date on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto enter into this Agreement and agree as follows:

1.	EMPLOYMENT.

(a)	Employer shall continue to employ Employee as its CEO. Employee accepts and agrees to continue such employment.

(b)	Employee shall, during the term of his employment hereunder, devote substantially all of his full working time, energies and attention to the duties of his employment, as they may be established from time to time by the Board of Directors of Employer (the “Board”) consistent with the position and office occupied by Employee.

(c)	Employee represents and warrants that Employee has executed and delivered to Employer a Noncompetition and Nonsolicitation Agreement and an Invention and Non-Disclosure Agreement, in each case on or prior to the date hereof, and that such agreements remain in full force and effect as of the date hereof.

(d)	Subject to paragraph (b) above, it shall not be a violation of this Agreement for Employee to: (i) with prior disclosure to and approval by the Board, serve as a director, officer or trustee of any trade association or of any civic, educational or charitable organization, or any for-profit corporation in each case that does not compete, directly or indirectly, with Employer, and (ii) manage his and his family’s personal affairs and investments (provided that no such investment may exceed two percent (2%) of the equity securities of any entity without prior notice to the Board and further provided that nothing herein shall limit any investment in an entity whose primary purpose is not the day-to-day operation of a particular business).

2.	COMPENSATION.

(a)	As compensation for the services provided by Employee under this Agreement, Employer will pay Employee a base salary (the “Base Salary”) which at the time of the execution of this Agreement shall be at the annual rate of $350,000, payable in accordance with Employer’s regular payroll practices. The Board will review the Base Salary at least once every twelve months.

3.	BENEFITS.

(a)	Fringe Benefits: Employee shall be entitled to participate in such employee benefit plans and to receive such other fringe benefits as are customarily afforded by Employer to other senior executives of Employer with similar tenure. Employee understands that these employment benefits may be amended, enlarged, diminished or terminated by Employer from time to time.

(b)	Equity Awards: Employee shall be eligible for equity grants under the Company’s equity incentive plans offered by the Employer from time to time during the term of Employee’s employment.

(c)	Performance Bonus: Employee will be eligible for a performance bonus of up to thirty-five percent (35%) of his Base Salary based on specific individual and corporate objectives set by the Board or its Compensation Committee, with the Compensation Committee to determine after the end of the fiscal year whether such objectives have been achieved and whether any bonus is payable. Any bonus payable as a performance bonus shall be paid in a lump sum no later than the March 15 immediately following the end of the fiscal year for which it is payable.

(d)	Vacation. Employee shall be entitled to twenty-five (25) days of paid vacation per year so long as the absence of Employee does not interfere in any material respect with the performance by Employee of Employee’s duties hereunder. Employee will use all reasonable efforts to schedule vacation periods to minimize disruption of Employer’s business. Employee shall be eligible for additional vacation consistent with the policies of Employer applicable to other senior executives of Employer with similar years of service.

4.	TERM/TERMINATION.

(a)	Employee’s employment under this Agreement shall be for an unspecified term on an “at will” basis. Either Employer or Employee may terminate this Agreement at any time and for any reason; provided, however, that Employee gives at least 30 days prior notice of any termination by Employee.

5.	SEVERANCE BENEFITS.

(a) Definitions.

(1) “Cause” shall mean:

(i) the commission of any act by Employee constituting financial dishonesty against Employer (which act would be chargeable as a crime under applicable law);

(ii) Employee’s engagement in any other act of fraud or illegality which, as determined in good faith by the Board, is reasonably likely to: (A) materially adversely affect the business or the reputation of Employer with its current or prospective payors, prescribers, patients, investors, collaborators, partners, suppliers, employees, lenders and/or other third parties with whom it does or might do business, or (B) negligently expose Employer to a risk of civil or criminal legal damages, liabilities or penalties; or

(iii) the repeated failure by Employee to follow the directives of the Board.

Notwithstanding the foregoing, Cause shall not exist based on conduct described in clause (iii) unless the conduct described in such clause has not been cured within thirty (30) days following Employee’s receipt of written notice from the Board specifying the particulars of the conduct constituting Cause.

(2) “Change of Control” shall mean any of the following events and shall be deemed to have occurred at any of the following times:

(i) upon the acquisition (other than by Employer) by any person, entity or “group,” within the meaning of Section 13(d) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding, for this purpose, Employer or its affiliates, or any employee benefit plan of Employer or its affiliates which acquires beneficial ownership of voting securities of Employer), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of either the then-outstanding shares of common stock or the combined voting power of Employer’s then-outstanding voting securities entitled to vote generally in the election of directors, provided that the foregoing shall not include the issuance and sale of capital stock to new investors in a capital raising transaction;

(ii) at the time the individuals who, as of the Effective Date constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that, any person becoming a director subsequent to the Effective Date whose election, or nomination for election by Employer’s stockholders, was approved either (A) by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the members of the Board of Directors of Employer, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or (B) by

Employer’s stockholders having as of the Effective Date, the right to designate a director to be elected to the Incumbent Board, in either case, shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board;

(iii) immediately prior to the consummation by Employer of a reorganization, merger or consolidation (in each case, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then-outstanding voting securities); or

(iv) immediately following a sale or license of all or substantially all of the assets of Employer.

(3) “Constructive Termination” shall mean Employee voluntarily terminates employment during the period beginning three (3) months prior to the effective date of a Change of Control and ending on the date that is twelve (12) months following the effective date of a Change of Control after any of the following are undertaken without Employee’s express written consent:

(i) the assignment to Employee of any duties or responsibilities which results in a significant diminution in Employee’s function as in effect immediately prior to the effective date of the Change of Control;

(ii) a reduction by Employer in Employee’s annual Base Salary, as in effect immediately prior to the effective date of the Change of Control or as increased thereafter;

(iii) any failure by Employer to continue in effect, or the taking of any action by Employer that would in any material respect adversely affect Employee’s participation in or reduce Employee’s benefits under, any benefit plan or program, including fringe benefits, incentive plans and plans with respect to the receipt of securities of Employer, in which Employee is participating immediately prior to the effective date of the Change of Control (hereinafter referred to as “Benefit Plans”); provided, however, that a “Constructive Termination” shall not exist under this paragraph on or following a Change of Control if Employer offers a range of benefit plans and programs which, taken as a whole, are comparable to the Benefit Plans;

(iv) a relocation of Employee’s business office, or a relocation of Employer’s principal executive offices if Employee’s principal business office is at such offices, to a location more than thirty (30) miles from the location at which Employee was performing duties immediately prior to the effective date of the Change of Control, except for required travel on Employer’s business to an extent substantially consistent with Employee’s business travel obligations immediately prior to the effective date of the Change of Control;

(v) any change in Employee’s title; or

(vi) any failure by Employer to obtain the assumption of this Agreement by any successor or assign of Employer.

Notwithstanding the foregoing, Constructive Termination shall not exist based on clauses (i) or (v) solely by reason of a Change in Control in which Employer continues as a business unit of a parent entity and Employee is not subject to a material adverse reduction in duties, responsibilities or title with such business unit as in effect immediately prior to the Change in Control except for such duties or responsibilities that may no longer exist as result of Employer ceasing to be a “reporting” company under the Exchange Act.

(4) “Change of Control Covered Termination” shall mean an Involuntary Termination without Cause or a Constructive Termination occurring within the period beginning three (3) months prior to the effective date of a Change of Control and ending on the date that is twelve (12) months following the effective date of a Change of Control.

(5) “Employer” shall mean Gelesis, Inc. or, following a Change of Control, the surviving entity resulting from such transaction.

(6) “Involuntary Termination without Cause” shall mean Employee’s dismissal or discharge other than for Cause. The termination of Employee’s employment as a result of Employee’s death or disability will not be deemed to be an Involuntary Termination without Cause.

(7) “Good Reason” shall mean any one or more of the following Good Reason conditions that continues more than thirty (30) days following written notice from Employee to the Board specifying the nature of the Good Reason condition, such written notice to be given within ninety (90) days of the initial existence of the Good Reason condition:

(i) the assignment to Employee of any duties or responsibilities which results in a significant diminution in Employee’s function as in effect on the Effective Date;

(ii) a reduction by Employer in Employee’s annual Base Salary, as in effect on the Effective Date or as increased thereafter, other than in connection with a proportional decrease of not more than ten percent (10%) in the base salaries of the Company’s employees generally;

(iii) any failure by Employer to continue in effect, or the taking of any action by Employer that would in any material respect adversely affect Employee’s participation in or reduce Employee’s benefits under, any benefit plan or program, including fringe benefits, incentive plans and plans with respect to the receipt of securities of Employer, in which Employee is participating immediately prior to the Effective Date (hereinafter referred to as “Benefit Plans”); provided, however, that any change in the Benefit Plans done in a manner that is applied proportionately to all executive officers of the Company shall not be deemed to be a “Good Reason” condition;

(iv) a relocation of Employee’s business office, or a relocation of Employer’s principal executive offices if Employee’s principal business office is at such offices, to a location more than thirty (30) miles from the location at which Employee was performing duties immediately prior to the Effective Date, except for required travel on Employer’s business to an extent substantially consistent with Employee’s business travel obligations as the Chief Executive Officer of a public company; or

(v) any change in Employee’s title.

(b) Change of Control Covered Termination. Notwithstanding Section 4(a) above, if Employee’s employment terminates due to a Change of Control Covered Termination, Employee shall be entitled to receive the following:

(i) continued payment for eighteen (18) months of Base Salary equal to the higher of his then current Base Salary or his Base Salary immediately prior to the effective date of the Change of Control;

(ii) a payment to be paid over eighteen (18) months equal to one hundred fifty percent (150%) of the target annual bonus for the period in which his employment is terminated; and

(iii) provided that Employee elects continued coverage under federal COBRA law, Employer shall pay the premiums of Employee’s group health and dental insurance coverage, including coverage for Employee’s eligible dependents for a maximum period of eighteen (18) months following the effective date of the Change of Control Covered Termination; provided however that Employer shall pay such premiums for Employee’s eligible dependents only for coverage for which those eligible dependents were enrolled immediately prior to the effective date of the Change of Control Covered Termination; and provided further, that Employer shall be relieved of its obligation under this Section 5(b)(iii) as of the effective date of Employee’s coverage by a health insurance plan of a subsequent employer.

(iv) In addition, any restricted stock, options or other equity based awards shall become fully vested.

(c) Involuntary Termination without Cause or Termination for Good Reason. Notwithstanding Section 4(a) above, in the event that Employee’s employment terminates due to either (A) an Involuntary Termination without Cause that is not a Change of Control Covered Termination or (B) Employee’s voluntary termination of employment for Good Reason, Employee shall be entitled to receive the following:

(i) continued payment for twelve (12) months of Base Salary equal to the higher of his then current Base Salary, or his Base Salary immediately prior to the effective date of the Change of Control;

(ii) a payment to be paid over twelve (12) months equal to one hundred percent (100%) of the target annual bonus for the period in which his employment is terminated; and

(iii) provided that Employee elects continued coverage under federal COBRA law, Employer shall pay the premiums of Employee’s group health and dental insurance coverage, including coverage for Employee’s eligible dependents for a maximum period of twelve (12) months following the effective date his termination; provided however that Employer shall pay such premiums for Employee’s eligible dependents only for coverage for which those eligible dependents were enrolled immediately prior to the effective date of the Involuntary Termination without Cause; and provided further, that Employer shall be relieved of its obligation under this Section 5(c)(iii) as of the effective date of Employee’s coverage by a health insurance plan of a subsequent employer.

(d) Release. Employer shall not be obligated to make any payment or continue any benefit under Section 5(c) until Employee has delivered to Employer a release of all claims in a form and substance satisfactory to Employer (the “Release”) no later than forty-five (45) days following the termination date of employment. The payments provided for in clauses (i) and (ii) shall commence on the payroll period immediately following the sixtieth (60th) day after Employee’s date of termination so long as the Release shall have become effective and irrevocable under applicable law. The first payment after execution of the Release shall include all amounts that would have been paid following the date of termination had the Release been effective as of the date of termination but which were not yet paid.

6.	PARACHUTE PAYMENTS.

(a) In the event that (i) any payment or benefit received or to be received by Employee in connection with a Change of Control or the termination of Employee’s employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change of Control or any person affiliated with the Company or such person) (collectively “Parachute Payments”) would not be deductible (in whole or part) as a result of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) by the Company, an affiliate or other person making such payment or providing such benefit; and (ii) it is determined in good faith by Employer that the net after-tax amount of the Parachute Payments retained by Employee after deduction for any excise tax imposed by Section 4999 of the Code and any federal, state, and local income and employment taxes would not exceed the net after-tax amount of the Parachute Payments retained by Employee after limiting the Parachute Payments to an amount that is 2.99 times the Employee’s “base amount” (as such term is defined by Section 280G of the Code), the Parachute Payments shall be reduced until no portion of the Parachute Payments is not deductible. For purposes of this provision,

(1) no portion of the Parachute Payments the receipt or enjoyment of which Employee shall have effectively waived in writing prior to the date of payment of the Parachute Payments shall be taken into account;

(2) no portion of the Parachute Payments shall be taken into account which in the opinion of tax counsel selected by Employer or its independent auditors serving as such immediately prior to the Change of Control does not constitute a “parachute payment” within the meaning of section 280G(b)(2) of the Code;

(3) the Parachute Payments shall be reduced only to the extent necessary so that the Parachute Payments (other than those referred to in the immediately preceding clauses (1) or (2)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of section 280G(b)(4) of the Code or are otherwise not subject to disallowance as deductions, in the opinion of the tax counsel referred to in such clause (2); and

(4) the value of any non-cash benefit or any deferred payment or benefit included in the Parachute Payments shall be determined by the Company’s independent auditors based on Sections 280G and 4999 of the Code and the regulations for applying those Code Sections, or on substantial authority within the meaning of Section 6662 of the Code.

Except to the extent prohibited by applicable law, Employer shall honor Employee’s preferences with respect to the order of any such waiver of Parachute Payments to the extent that written notice of such preferences is received by Employer prior to the Change of Control.

7.	TAX WITHHOLDING AND SECTION 409A.

Anything to the contrary notwithstanding, (a) all payments required to be made by Employer hereunder to Employee shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as Employer may reasonably determine it should withhold pursuant to any applicable law or regulation. Notwithstanding anything in the Agreement to the contrary, if Employee is a “specified employee,” as such term is defined in Section 409A(2)(B) of the Code, at the time of his “separation from service” with Employer, and if any payment or benefit to which he shall become entitled under this Agreement would be considered deferred compensation subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, no distribution may be made of any such payment to Employee and no such in-kind benefits or reimbursement of expenses may be provided to Employee prior to the earlier of (i) the expiration of the six (6) month period following the date of Employee’s “separation from service” (as such term is defined by Section 409A of the Code, and the regulations promulgated thereunder), or (ii) the date of Employee’s death, but only to the extent such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Code. The payments and benefits to which Employee would otherwise be entitled during the first six (6) months following his separation from service shall be accumulated and paid or provided, as applicable, in a lump sum, on the first payroll date of Employer that is at least six (6) months and one day following Employee’s separation from service and any remaining payments or benefits will be paid in accordance with the normal payment dates specified for them herein. Each payment pursuant to the Agreement that is due at a different time shall be considered to be a separate payment for purposes of Section 409A of the Code.

8.	HSR.

Prior to any acquisition of common stock of Employer, whether by way of open market purchase, vesting of restricted stock, conversion or exercise of options or warrants, or otherwise, and whether or not contemplated by this Agreement (“Acquisition”), Employee and Employer will take commercially reasonable efforts in respect of any Acquisition to ensure that Employee complies with the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), 15 U.S.C. § 18a, including making any filings required under the HSR Act, paying the necessary filing fees, which will be the sole responsibility of Employee to pay, and observing the statutory waiting period(s). Subject to the foregoing, Employee will provide at least 60 days’ written notice to Employer prior to any Acquisition that would require a filing under the HSR Act.

9.	MISCELLANEOUS.

This Agreement shall be governed by the laws of the Commonwealth of Massachusetts. This Agreement and the Noncompetition and Nonsolicitation Agreement and the Invention and Non-Disclosure Agreement contain the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties. Amendments to this Agreement must be made in writing and signed by both parties.

Employer:

GELESIS, INC.

By:	/s/ Robert Armstrong, Ph.D.
Name: Robert Armstrong, Ph.D. Title: Chief Business Officer

Employee:

/s/ Yishai Zohar
Yishai Zohar